Exhibit 21.1

List of Subsidiaries

As of June 8, 2007, ZIM had the following, wholly owned subsidiaries:

•	Advanced Internet Inc., a company incorporated in Pennsylvania, acquired by ZIM Corporation on April 1, 2006

•	ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the Zim IDE Software